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WSi INTERACTIVE CORPORATION         Symbols: CDNX - WIZ              OTC - WIZZF



                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

February 15, 2000

WSI INTERACTIVE APPOINTS HOSPITALITY GURU TO HEAD ITS INTERNET INDUSTRY VERTICAL

WSi Interactive today named Tim Ellison, CCC, DMATP as Director of WSi's new hospitality vertical. The hospitality vertical encompasses three individual proprietary sites that bring together the wine, food and restaurant industries. The vertical serves a $900 billion industry in North America, one that employs over 20 million people. In addition to providing significant content and resource material, the vertical will incorporate employment and procurement services for the industry.

Tim brings to WSi a wealth of information and a high profile within the hospitality industry which has been achieved through over 25 years experience in the hospitality industry both in the US and Canada.

A Certified Chef-de Cuisine from the Canadian Culinary Institute and a National Board Member for the Association of Tourism Professionals, Tim's expertise in the industry is both well known and highly regarded. He is a recent board member of the Industry Training and Apprenticeship Commission's Food and Beverage Server Advisory Board as well as being a chairperson of the technical committee for the Restaurant Service Competition for Skills Canada.

Prior to joining WSi Tim consulted with the Pacific Rim Institute of Tourism, and is currently President of the Food and Beverage Association of B.C.

In keeping with WSi's mandate of launching new Internet businesses, Tim will be responsible for the new hospitality vertical, encompassing all the content and site management duties of the three proprietary sites, as well as overseeing all aspects of the marketing and revenue-generation.

His expertise in the hospitality industry will prove Tim to be an invaluable asset to the WSi management team, and strikes a perfect complement to the sound marketing and technology infrastructure of the company.

The Business of WSi

WSi Interactive Corporation is an innovative Internet business development and marketing firm, whose objective is to capitalize on direct marketing opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tailing and e-commerce, entertainment and e-advertising sectors.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax no. to info@ws-i.com / fax: 604 687 4990.

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To receive information on YourWineStore.com by e-mail or fax, please forward your Internet address/fax # to info@yourwinestore.com / fax: 604-915-9078.

To fax your request please complete the following:

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WSi Interactive Corporation
Toll Free:     1-888-388-4636
Telephone:     1-604-681-7225
Fax:           1-604-915-9078

Website:       www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy of the contents of this release.